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                                                                     EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
O'Charley's Inc.:


We consent to the incorporation by reference in the registration statements (No. 33-39872, No. 33-51316, No. 33-51258, No. 33-83172, No. 33-69934, No. 333-63495,
and No. 333-59484 on Form S-8) of O'Charley's Inc. of our report dated March 25, 2005 with respect to the consolidated balance sheets of O'Charley's Inc. and subsidiaries as of December 26, 2004 and December 28, 2003, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 26, 2004 and the related financial statement schedule, which report appears in the December 26, 2004, annual report on Form 10-K of O'Charley's Inc. Our report refers to a change in method of accounting for goodwill and other intangible assets in 2002 and refers to the Company's restatement of its 2003 and 2002 consolidated financial statements.

Our report dated March 25, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 26, 2004, expresses our opinion that O'Charley's Inc. did not maintain effective internal control over financial reporting as of December 26, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company's management identified deficiencies in the Company's internal control over financial reporting regarding the selection, monitoring, and review of assumptions and factors affecting lease accounting and leasehold improvement depreciation practices.



                                            /s/ KPMG LLP


Nashville, Tennessee
March 25, 2005